AMENDMENT NO. 1

                                       TO

                            STOCK PURCHASE AGREEMENT





                                 by and between



                       EMPLOYEE SOLUTIONS, INC., as Buyer,


                                       and

                               THE STOCKHOLDERS OF

                     GCK ENTERTAINMENT SERVICES I, INC., and

                 TALENT, ENTERTAINMENT AND MEDIA SERVICES, INC.,

                                   as Seller,


                                       and

                     GCK ENTERTAINMENT SERVICES I, INC., and

                 TALENT, ENTERTAINMENT AND MEDIA SERVICES, INC.,

                             the Acquired Companies

                                TABLE OF CONTENTS

         1.       Purchase and Sale of Stock ...................................................................  1
                  --------------------------

         2.       Purchase Price................................................................................  1
                  --------------
                  (a)      Calculation of Purchase Price........................................................  1
                           -----------------------------
                  (b)      No Purchase Price Payable at Closing.................................................  3
                           ------------------------------------
                  (c)      Purchase Price Payable at the End of the Pricing Period..............................  3
                           -------------------------------------------------------

         3.       Closing; Obligations at and after Closing; Further Assurances.................................  4
                  -------------------------------------------------------------

         4.       Representations and Warranties by Seller......................................................  6
                  ----------------------------------------
                  (a)      Consents; Authority..................................................................  6
                           -------------------
                  (b)      Authority; Enforceability............................................................  6
                           -------------------------
                  (c)      No Violation, Conflict or Required Filing............................................  7
                           -----------------------------------------
                  (d)      No Broker............................................................................  7
                           ---------
                  (e)      Governmental Approvals...............................................................  7
                           ----------------------
                  (f)      Investment Intent....................................................................  7
                           -----------------
                  (g)      Suitability and Sophistication.......................................................  8
                           ------------------------------
                  (h)      Receipt of Information...............................................................  8
                           ----------------------

         5.       Representations and Warranties by Seller and the Company......................................  9
                  --------------------------------------------------------
                  (a)      Organization, Standing and Qualification.............................................  9
                           ----------------------------------------
                  (b)      Subsidiaries.........................................................................  9
                           ------------
                  (c)      Transactions with Certain Persons....................................................  9
                           ---------------------------------
                  (d)      Execution, Delivery and Performance of Agreement; Authority.......................... 10
                           -----------------------------------------------------------
                  (e)      Financial Statements................................................................. 10
                           --------------------
                  (f)      Absence of Undisclosed Liabilities................................................... 10
                           ----------------------------------
                  (g)      Taxes................................................................................ 10
                           -----
                  (h)      Intentionally omitted................................................................ 11
                  (i)      Litigation........................................................................... 11
                           ----------
                  (j)      Compliance with Laws and Other Instruments........................................... 11
                           ------------------------------------------
                  (k)      Title to Properties.................................................................. 11
                           -------------------
                  (l)      Schedules............................................................................ 12
                           ---------
                  (m)      Patents, etc......................................................................... 14
                           ------------
                  (n)      No Guaranties........................................................................ 14
                           -------------
                  (o)      Inventory and Supplies............................................................... 14
                           ----------------------
                  (p)      Receivables.......................................................................... 14
                           -----------
                  (q)      Business Description; Material Customer List; Indemnification for Loss
                           ----------------------------------------------------------------------
                           of Customers......................................................................... 14
                           ------------
                  (r)      Records.............................................................................. 15
                           -------
                  (s)      Absence of Certain Business Practices................................................ 15
                           -------------------------------------
                  (t)      Labor Matters; Workers' Compensation................................................. 15
                           ------------------------------------
                  (u)      Employees; Employee Benefit Plans.................................................... 16
                           ---------------------------------
                  (v)      Capital Stock........................................................................ 20
                           -------------
                  (w)      Disclosure........................................................................... 21
                           ----------

                                       (i)

         6.       Representations and Warranties by ESI......................................................... 21
                  -------------------------------------
                  (a)      Organization......................................................................... 21
                           ------------
                  (b)      Authorization and Approval of Agreement.............................................. 21
                           ---------------------------------------
                  (c)      Execution, Delivery and Performance of Agreement..................................... 21
                           ------------------------------------------------
                  (d)      Litigation........................................................................... 22
                           ----------
                  (e)      No Consents or Approvals............................................................. 22
                           ------------------------
                  (f)      Common Stock......................................................................... 22
                           ------------
                  (g)      Commission Filings................................................................... 22
                           ------------------
                  (h)      No Material Adverse Changes.......................................................... 22
                           ---------------------------
                  (i)      Disclosure........................................................................... 23
                           ----------

         7.       Employment of General Manager................................................................. 24
                  -----------------------------

         8.       Audited Financial Statements.................................................................. 24
                  ----------------------------

         9.       Indemnification............................................................................... 24
                  ---------------

         10.      Nature and Survival of Representations and Warranties; Relationship to
                  ----------------------------------------------------------------------
                  Indemnification.  ............................................................................ 27
                  ----------------

         11.      Notices....................................................................................... 27
                  -------

         12.      Registration Rights .......................................................................... 28
                  -------------------
                  (a)      Piggy-Back Registration Rights....................................................... 28
                           ------------------------------
                  (b)      Demand Registration Rights........................................................... 29
                           --------------------------
                  (c)      Additional Agreements of Eligible Stockholders....................................... 30
                           ----------------------------------------------
                  (d)      Effect of Underwriter Participation.................................................. 30
                           -----------------------------------
                  (e)      Reduction in Offering................................................................ 30
                           ---------------------

         13.      Miscellaneous................................................................................. 31
                  -------------

                                      (ii)

                                AMENDMENT NO. 1

                                       TO

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         This Amendment No. 1 (the "Agreement") dated October 25, 1996 amends and restates the Stock Purchase Agreement dated as of June 22, 1996, and is by and among the Stockholders listed on Schedule "A" attached hereto, each with an address as set forth below his name on Schedule "A" (severally and collectively, "Seller"; also each sometimes referred to individually as a "Selling
Stockholder"), GCK Entertainment Services I, Inc., a Delaware corporation, having its principal office at 1023 North Hollywood Way, Suite 200, Burbank, California 91505-3127 ("GCK"), Talent, Entertainment and Media Services, Inc., a Delaware corporation, having its principal offices at 1023 North Hollywood Way, Suite 200, Burbank, California 91505-3127 ("TEAM"), and Employee Solutions, Inc., an Arizona corporation having its principal office at 2929 East Camelback Road, Suite 215, Phoenix, Arizona 85016 ("ESI"). (GCK and TEAM sometimes are referred to herein severally and collectively as the "Company.")

         In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.       Purchase and Sale of Stock.

         (a) Subject to and upon the terms and conditions set forth in this Agreement, Seller has sold, transferred, conveyed, assigned and delivered to ESI, and ESI has purchased, effective as of the Closing Date (as defined below), all of the issued and outstanding common stock of the Company, which consists of
999.9 shares of GCK common stock, $0.01 par value per share, and 999.9 shares of TEAM common stock, $0.01 par value per share (the "Purchased Stock").

         (b) The parties intend for the acquisition of the Purchased Stock to be treated as a stock-for-stock tax free reorganization under Section 368 of the Internal Revenue Code.

2.       Purchase Price.

         (a) Calculation of Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of the Purchased Stock by Seller to ESI, and in reliance upon the representations and warranties made herein by Seller, ESI will, in full payment thereof, pay to Seller, at the time and in the manner provided below in this Section, a total purchase price equal to the following amount (the "Purchase Price"):

                  (i) If No Exit Event Occurs. If no Exit Event (as defined below) occurs, the Purchase Price will be four times (4x) the Adjusted Pretax Income (as defined below) for the period from July 1, 1998 through June 30, 1999 (the "Pricing Period"), less an amount equal to the amount by which all of the Company's liabilities exceed the Company's current assets , as reflected on the Company's balance sheet as of the Closing Date; provided, however, that such total purchase price shall not be less than $0. "Adjusted Pretax Income" shall mean, subject to the remainder of this paragraph, the combination, for the four quarters comprising the Pricing Period, of (i) the Company's net income before taxes as determined in accordance with generally accepted accounting principles consistently applied ("GAAP")(the "Company Income"), and (ii) the gross profit on ESI leasing sales (as defined in the following sentence) generated by the following (collectively, the "Colby Group"): (1) Jeffery Colby, (2) any corporation wholly owned by him, or (3) those agents or employees working under Colby's direct supervision and control, with such gross profit calculated in the same manner and on an equivalent basis as the gross profit for ESI's leasing business generally, less commissions on such sales and an overhead charge of $10 per check processed, all as determined by ESI (the "Colby/ESI Income"). For purposes of the preceding sentence, "gross profit on ESI leasing sales" only shall include gross profit from leasing business generated by the Colby Group pertaining to products or services associated with ESI's leasing business (or that of any successor-in-interest to ESI's leasing business), and shall not include gross profit derived from ESI's stand alone workers compensation business, nor gross profit from leasing sales for the Company. In calculating Adjusted Pretax Income, the Company shall be charged with Colby's base salary, which shall be at an initial rate of $75,000 per year, and the salary of a general manager for the Company, which shall be at an initial rate of not to exceed $60,000 per year. The amount of the general manager's salary expense allocable to the Company's earnings statement shall be a pro rata portion of the actual salary based upon the percentage of the manager's overall working time spent on the Company's matters.

                  (ii) If an Exit Event Occurs. ESI shall have the right, in its sole discretion, on or before June 30, 1999, to exercise either of the following options, which if exercised, shall constitute an "Exit Event" hereunder, and which shall mandate a new Purchase Price, as calculated in accordance with the applicable option:

                           (1)      If the Company,  in calculating  the Company
Income, has two consecutive quarters each of which standing alone results in net losses as determined by generally accepted accounting principles (excluding any charge related to goodwill amortization which resulted from the acquisition under this Agreement) beginning with the quarter starting April 1, 1997, ESI shall have the right, in its sole discretion, to dispose of, or shut down, the Company. In any such case, Seller shall have a right of first refusal to reacquire the Company. The price at which Seller can reacquire the Company shall be: (i) if ESI proposes to sell the Company, the same price and on substantially the same terms as those accepted by ESI from a third party, and (ii) if ESI proposes to shut down the Company, the value that ESI would receive if the Company were to be liquidated. After receipt of the full reacquisition price from Seller or the proceeds from Seller based upon a deemed liquidation, ESI shall remain obligated to make payment to Seller of Seller's share, if any, of the Adjusted Net Proceeds of Disposition (as defined and calculated below). ESI shall give written notice of any such offer to Seller, which shall set forth the price, the payment terms, the closing logistics, and the other material terms and conditions of the offer, subject to such nondisclosure or confidentiality requirements as ESI might reasonably require from Seller. Seller then shall have ten (10) business days (excluding Saturdays, Sundays and legal holidays) from the date ESI's written notice is given in which to give written notice to ESI of its election to purchase the Company. The failure of Seller to provide a written notice within such time period shall be deemed an election by Seller not to purchase the Company, and ESI shall have the right thereafter to consummate the sale with the offeror with no obligation to provide any further notice to Seller. Upon any sale or disposition hereunder, ESI shall make certain Adjustments (as defined below) to the Net Proceeds of Disposition (as defined below), if any, to arrive at the "Adjusted Net Proceeds of Disposition," which shall be split one-half to ESI and one-half to Seller. "Net Proceeds of Disposition" shall mean the gross proceeds realized upon any sale or disposition, less all liens and encumbrances and customary transactional costs incurred by ESI in completing the sale or disposition, including, but not limited to, escrow fees and costs, title costs, broker's fees and reasonable attorneys' fees. The "Adjustments" shall consist of (i) deductions from the Net Proceeds of Disposition of all expenses, payments, losses, costs or other items associated with the acquisition of and operations of the Company, that either are out-of-pocket costs of ESI, or result in a decrease in ESI's income on ESI's financial statements, and (ii) additions to the Net Proceeds of Distribution for any items that result in an increase in ESI's income on ESI's financial statements.

                           (2)      If the  conditions for a sale or disposition
under Subsection 2(a)(ii)(1) are not present, ESI nonetheless may identify a buyer for the Company at a price mutually agreeable to both ESI and Seller, and, in its sole discretion, upon at least ten (10) days prior written notice to Seller of the sale or disposition, dispose of or sell the Company to such buyer or any other third party offering a comparable or greater price. Should such a sale or disposition occur, the Adjusted Net Proceeds of Disposition, if any, shall be split one-half to ESI and one-half to Seller. ESI also may, in its sole discretion, without the consent of Seller, sell the Company or its operations so long as ESI pays Seller the greater of: (i) four times (4X) the Company Income for the twelve calendar months immediately preceding the closing date of the sale; (ii) one-half of the Adjusted Net Proceeds of Disposition; or (iii) $1,600,000 in cash or ESI Stock (valued based upon the closing price of ESI's stock on the NASDAQ National Market for the last full calendar month immediately preceding the date of payment, calculated in the manner referenced in Section 2(c) below), at ESI's sole election, provided that if the proceeds received by ESI upon such sale or disposition are paid substantially in cash, ESI will pay its required payment to Seller in cash.

                  If an Exit Event occurs, ESI shall retain the Colby/ESI Income and the business related thereto, and shall not include the same within the business of the Company that is sold or transferred pursuant to the Exit Event. ESI, however, after the Exit Event, shall be obligated to pay Seller four time
(4X) the Colby/ESI Income for the Pricing Period (the "Colby/ESI Purchase Price"). Payment of the Colby/ESI Purchase Price shall be effected in the same manner as payment of the Purchase Price would have been effected in the absence of an Exit Event, pursuant to Sections 2(c) and (d) below. In such case, all references in those Sections to the Purchase Price shall be deemed as references to the Colby/ESI Purchase Price.

         (b) No Purchase Price Payable at Closing. ESI has not paid, and was not required to pay, any portion of the Purchase Price to Seller at Closing.

         (c) Purchase Price Payable at the End of the Pricing Period. ESI shall pay the full Purchase Price on or before August 31, 1999, which date is two (2) months after the end of the

Pricing Period, or as promptly as possible thereafter. The Purchase Price shall be paid to Seller through the issuance to Seller of unregistered shares of common stock of ESI (the "ESI Stock"), with the number of shares of ESI Stock to be issued equal to the Purchase Price divided by the average ESI Stock closing price on the NASDAQ National Market for the month of June 1999. ESI shall pay any fractional amount in cash. The average shall be calculated by adding together the ESI Stock closing prices for each trading day in June 1999, and dividing by the number of trading days. Appropriate adjustments in the calculation shall be made for any stock split or similar type of occurrence. The Purchase Price shall be divided among and paid to the Selling Stockholders based upon their former percentage ownership interests in the Company's stock. Further, by delivery of written, irrevocable notice to ESI on or before July 1, 1999, each Selling Stockholder shall have the right, at his sole option, to obtain from ESI price protection on fluctuations in ESI's common stock price from July 1, 1999 through the effective date of a registration allowing sale of the shares in question. Each such agreement will provide that the Selling Stockholder and ESI, respectively, as to the shares of ESI Stock to be acquired by the Selling Stockholder, will pay the other the spread between the share price (as calculated above for the Purchase Price) and the share price on the effective date of the registration statement. Payments will occur only if the stock fluctuates more than five percent (5%) in either direction. If the share price decreases, ESI will pay the Selling Stockholder in cash under such an agreement. If the share price increases, the Selling Stockholder will pay ESI in cash under such an agreement. Any payment under such an agreement shall be made immediately upon the effective date of the registration statement.

         (d) Disputes Regarding Calculation of Purchase Price. ESI shall endeavor to provide Seller with its Purchase Price calculations and any documentation reasonably necessary to support such calculations on or before August 18, 1999. If Seller does not agree with any one or more of the figures used by ESI in calculating the Purchase Price pursuant to this Section, the parties shall endeavor in good faith to resolve the dispute as promptly as possible after it arises, and in any event within thirty (30) days after written notice from Seller to ESI of the dispute. If a mutual agreement cannot be achieved within thirty (30) days after written notice, Seller shall have the right within fifteen (15) days thereafter to request in writing an audit and determination of the Purchase Price by ESI's auditors, the results of which shall be dispositive. Absent a request by Seller for an audit in the manner set forth above, the figures previously proposed by ESI shall be dispositive. Seller shall bear the cost of any audit requested by Seller, unless the Purchase Price increases more than five percent (5%), in which case, the costs of the audit shall be borne by ESI.

3.       Closing; Obligations at and after Closing; Further Assurances.

         (a) The parties acknowledge that effective control of the Company was transferred on June 22, 1996 pursuant to the original Stock Purchase Agreement, and the "Closing" shall be deemed to have occurred as of that date (the "Closing Date"). This Agreement amends and restates the original Stock Purchase Agreement to clarify certain aspects thereof.

         (b) Either at the Closing, or on or prior to the execution hereof, Seller and the Company shall have delivered to ESI:

                  (i)      a signed counterpart of this Agreement;

                  (ii) the certificates for the Company Stock, along with separate assignments thereof or endorsements in blank thereto, all in proper form for transfer and in form acceptable to ESI;

                  (iii) a certificate of good standing for the Company from the Delaware Secretary of State;

                  (iv) an opinion of Seller's counsel in form and content agreed upon by the parties;

                  (v) such third party consents, approvals and estoppel certificates as may be necessary to ensure the conveyance of all of the Purchased Stock free from the claims of any third parties and the suitability of the assets of the Company, all in form and content acceptable to ESI;

                  (vi) a certified copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein;

                  (vii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to ESI's counsel, as shall be necessary to vest in ESI good and marketable title to the Purchased Stock; and

                  (viii) all other documents required to be delivered to ESI under the provisions of this Agreement or reasonably necessary to consummate the transactions contemplated hereby.

         (c) Either at the Closing, or on or prior to the execution hereof, ESI shall have delivered to Seller:

                  (i)      a signed counterpart of this Agreement;

                  (ii) an opinion of ESI's counsel in form and content agreed upon by the parties;

                  (iii) a certificate executed by the President and Secretary of ESI, dated the date of the Closing, certifying that (1) all representations and warranties of ESI contained herein or in any document delivered pursuant hereto are true and correct in all material respects as of the Closing; and (2) all covenants, agreements and obligations required by the terms of this Agreement to be performed by ESI at or before the Closing have been duly and properly performed in all material respects; and

                  (iv) such other documents and instruments as may be reasonably required to consummate the transactions contemplated hereby.

         (d) Promptly after the execution hereof, ESI shall deliver (i) to Seller a certified copy of resolutions of the Board of Directors of ESI authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein; and (ii) to Colby an employment agreement (the "Employment Agreement") retaining him as President of the Company, a copy of which is attached hereto as Exhibit 3(d).

         (e) At any time and from time to time after the Closing, at ESI's request and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as ESI may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to ESI, and to confirm ESI's title to, all of the Purchased Stock. After the Closing, at reasonable times and on reasonable notice, Seller shall have access to the books and records pertaining to the Company's operations prior to the Closing, and ESI shall retain such books and records for a period of three years after the Closing.

4. Representations and Warranties by Seller. Each Selling Stockholder hereby represents and warrants severally with respect to himself only to ESI, as of the date hereof with respect to all representations and warranties dealing with the execution of this Agreement and any other documents executed in conjunction herewith, and as of the Closing Date with respect to all other representations and warranties, as follows, in each case except as set forth on a disclosure schedule attached hereto.

         (a) Consents; Authority. All consents, approvals, authorizations and orders necessary for the execution, delivery and performance of this Agreement, including without limitation with respect to the sale and delivery of the Purchased Stock to be sold by such Selling Stockholder hereunder, have been obtained, and such Selling Stockholder has full right, and all necessary power and authority, to enter into this Agreement and to sell, assign, transfer and deliver 100% of the Purchased Stock being sold by such Selling Stockholder to ESI as contemplated herein.

         (b) Authority; Enforceability. Such Selling Stockholder has the necessary power and authority to enter into and deliver this Agreement and all documents contemplated hereby to which such Selling Stockholder is a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all documents contemplated hereby to which such Selling Stockholder is a party and the consummation of the transactions contemplated hereby and thereby by such Selling Stockholder have been duly authorized by all necessary actions. This Agreement and all documents contemplated hereby to which such Selling Stockholder is a party have each been duly and validly authorized, executed and delivered by such Selling Stockholder and constitute the legal, valid and binding obligation of such Selling Stockholder enforceable in accordance with their respective terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by the general principles of equity).

         (c)      No Violation, Conflict or Required Filing.

                  (i) Neither the execution, delivery or performance of this Agreement nor any document contemplated hereby to which such Selling Stockholder is a party, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by such Selling Stockholder with the terms and provisions of this Agreement or any document contemplated hereby to which such Selling Stockholder is a party, will result in a violation or breach of any term or provision of any organizational documents of such Selling Stockholder, or of any statute, rule or regulation applicable to such Selling Stockholder, nor conflict with or constitute a violation or breach of, or a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), any indenture, mortgage, deed of trust, or contract to which such Selling Stockholder is a party or any instrument, judgment, decree, writ, or other restriction to which such Selling Stockholder is a party, nor require any consent or approval of any person.

                  (ii) Such Selling Stockholder is not required to submit any notice, report or other filing with any federal, state or local governmental authority in connection with the execution or delivery or performance by such Selling Stockholder of this Agreement or the consummation of the transactions contemplated hereby, except such as already have been submitted or filed or will be submitted or obtained in a timely manner and except for filings under the Hart-Scott-Rodino Act and any consent, approval, filing or notice that would not, if not given or made, individually or in the aggregate, have a material adverse effect on the Company's business, financial condition or results of operations.

         (d) No Broker. Except as set forth on Schedule 4(d), there are no broker's or finder's fees or obligations due to any persons engaged by such Selling Stockholder or, to the best of such Selling Stockholder's knowledge, any other stockholder of the Company, or any of the affiliates, employees, representatives or agents of any of such persons in connection with the transactions contemplated by this Agreement, except for the fees and expenses of Seller's counsel and accountants.

         (e) Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this

Agreement by such Selling Stockholder or, to the best of such Selling Stockholder's knowledge, the Company, except those that already have been obtained prior to the Closing.

         (f) Investment Intent. The ESI Stock is being or will be purchased by such Selling Stockholder for his own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "1933 Act"). Such Selling Stockholder understands that the ESI Stock has not been registered under the 1933 Act by reason of its issuance in transactions exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to
Section 4(2) thereof and agrees to deliver to the ESI, if requested by ESI, an investment letter in customary form. Such Selling Stockholder understands that the ESI Stock may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the ESI Stock, or an available exemption from registration under the 1933 Act, ESI Stock, must be held indefinitely. In particular, such Selling Stockholder is aware that the ESI Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Such Selling Stockholder further understands that the certificates representing the ESI Stock will bear a legend substantially in the following form and agrees that it will hold such shares subject thereto:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SHARES THAT MAY BE ISSUED UPON THE CONVERSION OF SUCH SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

         (g)      Suitability and  Sophistication.  Such Selling Stockholder has
(i) such knowledge and experience in financial and business matters that such Selling Stockholder is capable of evaluating independently the risks and merits of purchasing the ESI Stock; (ii) independently evaluated the risks and merits of purchasing the ESI Stock and has independently determined that the ESI Stock is a suitable investment for such Selling Stockholder; and (iii) sufficient financial resources to bear the loss of its entire investment in the ESI Stock.

         (h) Receipt of Information. Such Selling Stockholder further represents that he has had an opportunity to ask questions and receive answers from the officers and directors of ESI regarding the business, properties, prospects and financial condition of ESI and to obtain additional information (to the extent the ESI possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Selling Stockholder or to which such Selling Stockholder had access.

5. Representations and Warranties by Seller and the Company. Seller and the Company jointly and severally represent and warrant to ESI, as of the date hereof with respect to all representations and warranties dealing with the execution of this Agreement and any other documents executed in conjunction herewith, and as of the Closing Date with respect to all other representations and warranties, as follows, in each case except as set forth on a disclosure schedule attached hereto:

         (a) Organization, Standing and Qualification. GCK and TEAM are corporations duly organized, validly existing and in good standing under the laws of Delaware; GCK and TEAM each has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated; and GCK and TEAM each is duly qualified, licensed or domesticated and in good standing as a foreign corporation authorized to do business in the jurisdictions listed on Schedule "5(a)" attached hereto. GCK and TEAM each is licensed as a leasing company in the jurisdictions listed on Schedule "5(a)." Neither GCK nor TEAM has failed to qualify to do business in any state where the failure to do so would have a material adverse effect on it or its operations. As of the date of Closing, Seller has delivered to ESI for each of GCK and TEAM true and complete copies of its certificate or articles of incorporation and all amendments thereto, certified by the Secretary of State for the state of incorporation of each such entity, and its by-laws as presently in effect, certified as true and correct by its Secretary.

         (b) Subsidiaries. The Company has no subsidiaries except those listed on Schedule "5(b)" attached hereto. The Company has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity other than as set forth on Schedule "5(b)." The business carried on by the Company has not been conducted through any other direct or indirect subsidiary or affiliate of the Company.

         (c) Transactions with Certain Persons. Except as set forth on Schedule "5(c)" attached hereto, and except for transactions entered into on the substantially the same terms as would have applied in a bona fide, arms' length transaction with a third party, the Company has not during the past five (5) years, directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of the Company), in the ordinary course of business or otherwise, Seller or any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Seller or the Company. Except as set forth on Schedule "5(c)," the Company does not owe any amount to, or have any contract with or commitment to, Seller or any of the Company's directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to the Company.

         (d) Execution, Delivery and Performance of Agreement; Authority. Except as set forth on Schedule "5(d)," neither the execution, delivery nor performance of this Agreement by the Company, will with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of, lien, charge or encumbrance pursuant to, any provision of the Company's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule, regulation, order, judgment, decree or other legal or contractual requirement to which the Company is a party or by which the Company or the Company's assets may be bound or affected. The Company has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by them or their stockholders to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto to which the Company is a party have been properly taken and this Agreement constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

         (e) Financial Statements. The Company has provided the following financial statements (hereinafter collectively called the "Financial Statements"), all of which are complete and correct, have been prepared in accordance with GAAP and maintained throughout the periods indicated (except for any deviations from GAAP discovered by Arthur Andersen during its audit) and fairly present the financial condition of the Company as of the respective dates and the results of its operations for the periods covered thereby, subject to normal year-end adjustments: a balance sheet of the Company ("Balance Sheet") as of June 22, 1996 (the "Balance Sheet Date"), and the Company's statements of earnings and statements of cash flows for the year ended December 31, 1995, and for the six-month period ended June 30, 1996. Such statements of earnings do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business except as specified therein.

         (f) Absence of Undisclosed Liabilities. Except as set forth on or referred to in or reserved against on the face of the Balance Sheet or as set forth on Schedule "5(f)" attached hereto, as of the Balance Sheet Date, the Company had no material debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Company's income, or its period prior to the close of business on the Balance Sheet Date or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable.

         (g) Taxes. Except as set forth on or referred to in or reserved against on the face of the Balance Sheet or as set forth on Schedule "5(g)" attached hereto, all taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding (including without limitation employer and employee portions of FICA, state unemployment taxes, federal unemployment taxes, and any other payroll taxes for both administrative and leased employees) and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by the Company, and all interest and penalties thereon, whether disputed or not, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by the Company with respect to employees' withholding and other taxes have been duly made. The Company has not been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. The Company is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Internal Revenue Code of 1986.

         (h)      Intentionally omitted.

         (i) Litigation. Except as set forth in Schedule "5(i)" attached hereto, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Seller or the Company threatened, against or relating to the Company, its officers, directors or employees, its properties, assets or business or the transactions contemplated by this Agreement, and neither Seller nor the Company knows or has reason to be aware of any basis for the same.

         (j) Compliance with Laws and Other Instruments. Except as set forth in Schedule "5(j)" attached hereto, the Company has complied in all material respects with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to its business, properties or operations as presently conducted, to the extent that the failure to do so would have a material, adverse effect on the business, operations, or financial condition of the Company. Neither the ownership nor use of the Company's properties nor the conduct of its business (i) violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its certificate of incorporation or by-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which the Company is a party or by which it may be bound or affected, or (ii) conflicts with the rights of any person, firm or corporation, except in each case which would not have a material adverse effect on the business, operations or financial condition of the Company.

         (k) Title to Properties. Except as set forth on Schedule "5(k)," the Company has good and marketable title to all material properties and assets it owns or uses in its business or purports to own, including, without limitation, those reflected in its books and records and in the Balance Sheet. Except as set forth on Schedule "5(k)" attached hereto, none of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except (i) mortgages or security interests shown on the Balance Sheet as securing specific liabilities or obligations or
(ii) those imperfections of title and encumbrances, if any, which, individually or in the aggregate, (1) are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto, (2) do not interfere with either the present and continued use of such property or the conduct of the Company's normal operations and (3) have arisen only in the ordinary course of business.

         (l) Schedules. Attached hereto as Schedule "5(l)" is a separate schedule containing an accurate and complete list and description of the following assets of the Company on the Closing Date:

                  (i) All real property owned by the Company or in which the Company has a leasehold or other interest or which is used by the Company in connection with the operation of its business, together with a description of each lease, sublease, license, or any other instrument under which the Company claims or holds such leasehold or other interest or right to the use thereof or pursuant to which the Company has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                  (ii) All of the Company's receivables (which shall include accounts receivable, loans receivable and any advances), together with acceptable information as to each such listed receivable which has been outstanding for more than 30 days.

                  (iii) All machinery, tools, equipment, motor vehicles and other tangible personal property (other than inventory and supplies), owned, leased or used by the Company except for items having a value of less than $10,000 which do not, in the aggregate, have a total value of more than $50,000, setting forth with respect to all such listed property a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                  (iv) All patents, patent applications, licenses, trademarks, trademark registrations, service marks, service names, trade names, copyrights and copyright registrations, and applications for any of the foregoing, wholly or partially owned or held by Seller or the Company or used in the operation of the Company's business.

                  (v) All fire, theft, casualty, liability and other insurance policies insuring the Company or its properties or interests therein, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid.

                  (vi) All sales agency or route distributorship agreements or franchises or agreements providing for the services of an independent contractor to which the Company is a party or by which it is bound.

                  (vii) All contracts, agreements, commitments or licenses relating to patents, trademarks, trade names, copyrights, inventions, processes, knowhow, formulae or trade secrets to which the Company is a party or by which it is bound.

                  (viii) All loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, leases or lease purchase agreements to which the Company is a party or by which it is bound.

                  (ix) All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of the Company or pursuant to which the Company has acquired any substantial portion of its business or assets.

                  (x)      All  contracts,  agreements,   commitments  or  other
         understandings or arrangements to which the Company is a party or by which it or any of its property is bound or affected.

                  (xi) All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which the Company is a party or is bound or which relate to the operation of the Company's business.

                  (xii) The names and current annual salary rates of all persons (including independent commission agents) whose annual compensation (direct or indirect) from the Company is in excess of $45,000 and showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended June 22, 1996, and any accrued amounts as of the Closing that may or will become payable after the Closing.

                  (xiii) The names of all of the Company's directors and officers; the name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from the Company and a summary of the terms thereof.

All of the contracts, agreements, leases, licenses and commitments required to be listed on Schedule "5(l)" are valid and binding, enforceable by or against the Company in accordance with their respective terms, in full force and effect and, except as otherwise specified in Schedule "5(l)," require no consent to remain effective after the consummation of the transactions contemplated by this Agreement. Except as disclosed in Schedule "5(l)," none of the payments required to be made under any such contract, agreement, lease, license or commitment has been prepaid more than 30 days prior to the due date of such payment thereunder, and there is not thereunder any existing default, or event which, after notice or lapse of time, or both, would constitute a default or a basis for force majeure or other claim of excusable delay or non-performance thereunder or result in a right to accelerate or loss of rights. None of the Company's existing or completed contracts is subject to renegotiation with any governmental body. To the extent not already delivered, true and complete copies of all such contracts, agreements, leases, licenses and other documents listed on Schedule "5(l)" (together with any and all amendments thereto) shall be delivered to ESI as promptly as possible after the execution hereof.

         (m) Patents, etc. Except as set forth in Schedule "5(m)" attached hereto, the Company owns or possesses the royalty free licenses or other rights to use all copyrights, trademarks, service marks, service names, trade names, patents, trade secrets and other proprietary rights necessary to conduct its business as it is presently operated. The Company is not infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses, trade secrets or other proprietary rights owned by any other person or persons, and there is no claim or action by any such person pending, or to the knowledge of Seller or the Company threatened, with respect thereto.

         (n) No Guaranties. Except as set forth on Schedule "5(n)," none of the obligations or liabilities of the Company is guaranteed by, or subject to a similar contingent liability of, any other person, firm or corporation, nor has the Company guaranteed, or otherwise become contingently liable for, the obligations or liabilities of any other person, firm or corporation.

         (o) Inventory and Supplies. The Company does not own any inventory or work in process items. The Company's supplies reflected on the Balance Sheet are suitable and usable for their intended purpose, and none of such items is obsolete or below standard quality.

         (p) Receivables. All receivables of the Company (including accounts receivable, loans receivable and advances) which are reflected in the Balance Sheet have arisen since the date thereof, shall have arisen only from bona fide transactions in the ordinary course of the Company's business and shall be (or have been) fully collected when due, or in the case of each account receivable within 90 days after it arose, without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed consistently with the Company's prior practices as reflected on the most recent annual Financial Statement.

         (q) Business Description; Material Customer List. Schedule "5(q)" attached hereto contains an accurate and substantially complete (i) description of the percentage of total sales and revenues and income attributable to each line of business of the Company (as determined by the Company) for its last two, full fiscal years immediately preceding the Closing and the portion of the current fiscal year through the Closing Date, which accounted for 10% or more of the Company's total sales and revenues or income before taxes, and (ii) listing of the names of the 15 largest customers of the Company during the past year and the name of each other customer or supplier of the Company, the loss of which as of the Closing Date would reasonably be expected to materially and adversely affect the Company's business (the customers referred to in this sentence are referred to hereafter in this Section as the "Customers") on the basis of revenues generated. Except as set forth on Schedule "5(q)," the Company and Seller represent and warrant that none of them is aware of any circumstance or reason why any of the Customers would terminate its relationship or materially decrease its business with ESI after the Closing.

         (r) Records. The books of account, minute books, stock record books and other records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices, and there have been no transactions involving the business of the Company which properly should have been set forth therein and which have not been accurately so set forth.

         (s) Absence of Certain Business Practices. Neither the Company nor any officer, employee or agent of the Company, nor any other person acting on its behalf, has, directly or indirectly, within the five (5) year period immediately preceding the Closing Date, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which
(A) would reasonably be expected to subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (B) which would reasonably be expected to subject the Company to suit or penalty in any private or governmental litigation or proceeding.

         (t)      Labor Matters; Workers' Compensation.

                  (i) Except as set forth on Schedule "5(t)" and except for those contracts that arise pursuant to applicable local law (1) there are no collective bargaining or other labor union contracts applicable to employees of the Company, and (2) to the best of Seller's and the Company's knowledge, there is no organizational activity currently under way with respect to the business being acquired by ESI. There has not been, there is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance/complaint process, or (b) any application for certification of a collective bargaining agent. To the best of Seller's and the Company's knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute or labor unrest.

                  (ii) Except as set forth on Schedule "5(t)," the Company has not engaged in, and has not received any notice of any unfair labor practices or discrimination, and there is no actual, pending or threatened claim (including, without limitation, a claim alleging an unfair labor practice or discrimination) or threat to file same arising under any statute, regulation, administrative or executive order or regulation relating to any aspect of employment or labor law affecting any of the operations or facilities being purchased by the Company. Schedule "5(t)" also lists all labor and employment litigation that pertains to any of the operations or facilities being acquired by the Company pursuant to this Agreement. To the best of Seller's and the Company's knowledge, there are no violations of any law, statute, regulation, administrative or executive order or regulation by a Company customer relating to any aspect of employment or labor law pursuant to which the Company is or could become liable as a "joint employer" or otherwise. Except as set forth on Schedule "5(t)," the Company has complied in all material respects with all legal requirements relating to employees, employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payments of social security and similar taxes, occupational safety and health and family and medical leave. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure or alleged failure to comply with such legal requirements.

                  (iii) Except as set forth on Schedule "5(t)" and except for those contracts that arise pursuant to applicable local law, there are no employment, severance or consulting agreements between the Company and any of its current or former employees.

                  (iv) The Company is in compliance in all material respects with all rules and regulations regarding workers' compensation and all requirements of the Company's workers' compensation insurance carrier, if any.

         (u)      Employees; Employee Benefit Plans.

                  (i) Employees. The Company has provided ESI with a complete and accurate list of all permanent and full-time employees of the Company who are not leased to customers as part of the Company's normal course of business ("Non-leased Employees"), their salary and wage rates, vacation pay schedule as of June 22, 1996 and other amounts payable, including, without limitation, accrued vacation and illness pay, positions, and length of service. Except as disclosed in Schedule "5(u)(i)" attached hereto, no Non-leased Employee has any agreement as to length of notice required to terminate his or her employment, other than such as results by law from the employment of an employee without agreement as to such notice or as to length of service.

                  (ii) Employee Benefit Plans. Schedule "5(u)(ii)" attached hereto lists all deferred compensation, pension, profit sharing, stock option, stock purchase, savings, group insurance and retirement plans, and all medical, dental, vision, life, disability, vacation pay, severance pay, incentive compensation, consulting, bonus and other employee benefit or fringe benefit plans, policies, or arrangements, both formal and informal, funded and unfunded, maintained by or for the benefit of the Company with respect to which contributions are made by or for the benefit of the Company (including health, life insurance and other benefit plans maintained for retirees) on behalf of employees or former employees of the Company (but excluding "Multiemployer Plans" as described in subsection 5(u)(iii)). Said plans, including but not limited to all plans or programs (other than Multiemployer Plans or programs) that constitute "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are sometimes collectively referred to in this Section as "Benefit Plans" and each individually is sometimes referred to as a "Benefit Plan". True and complete copies of all Benefit Plans, including any insurance contracts under which benefits are provided, as currently in effect have been or will be made available to ESI upon request. A true and complete copy of the current summary plan description, if any was required by ERISA to be prepared and distributed to participants, for each Benefit Plan has been or will be made available to ESI upon request. Except as set forth in Schedule "5(u)(ii)":

                           (1)      Other than Multiemployer  Plans, neither the
Company nor any affiliate of the Company, as determined under Code Section 414(b),(c),(m) or (o) (hereinafter referred to as an "ERISA Affiliate") is or has ever maintained, contributed to or otherwise participated in any "defined benefit plan" as defined in Section 3(35) of ERISA; nor does the Company or any ERISA Affiliate have any liability under Title IV of ERISA or Part 3 of Subtitle B of Title I of ERISA.

                           (2)      All  Benefit  Plans  comply in all  material
respects with all applicable agreements, arrangements and understandings between the Company and its present and former employees. All contributions, premiums or other payments due from the Company or any ERISA Affiliate to (or under) any Benefit Plan on or prior to the Closing Date have been fully paid or adequately provided for on the books and consolidated financial statements of the Company. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

                           (3)      Each  Benefit  Plan  that  provides  medical
benefits has been operated in compliance in all material respects with all requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code and regulations thereunder, relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease, as well as any applicable state law health continuation of coverage provisions.

                           (4)      The Company  maintains  no Benefit Plan that
provides post retirement medical benefits, post retirement death benefits or other post retirement welfare benefits.

                           (5)      The  Company  has not made or  caused  to be
made to any current employee, officer, director or independent contractor and there has not been made to any former employee, officer, director or independent contractor of the Company, any payment in the form of wages or other consideration pursuant to any employment agreement, Benefit Plan, or other arrangement that was (in the case of payments made prior to Closing) or will (in the case of payments made after Closing) constitute in the aggregate an "excess parachute payment" (within the meaning of Section 280G(b) of the Code) as a consequence in whole or in part of this

Agreement, or thereafter, as a consequence of any change in the ownership or effective control of the Company.

                           (6)      To  the  best  of  Company's   and  Seller's
knowledge, there have been no statements or communications made or materials provided to any employee or former employee of the Company by any person (including any ERISA Affiliate or any employee, officer or director of any ERISA Affiliate) which provide for or could be construed as a contract or promise by the Company or any ERISA Affiliate to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under Benefit Plans set forth on Schedule "5(u)(ii)."

                           (7)      There are no current or former employees who
are (A) absent on a military leave of absence and eligible for rehire under the terms of the Uniformed Services Employment and Reemployment Rights Act, or (B) absent on a leave of absence under the Family and Medical Leave Act, which in either case would allow any such employee to obtain restoration of any employee benefit plan contributions or accruals related to the period of such leave.

                           (8)      The   consummation   of   the   transactions
contemplated by the Agreement will not (A) give rise to any liability or obligation of the Company pursuant to any Benefit Plan, including but not limited to, the payment of severance pay or benefits, (B) accelerate the time of payment or vesting or increase the amount of compensation due under any Benefit Plan, (C) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Benefit Plan, or (D) directly or indirectly cause the Company or any ERISA Affiliate to transfer or set aside any assets to fund or otherwise provide for benefits for any individual.

                           (9)      Each Benefit  Plan  complies in all material
respects, in form and operation, with all applicable statutes, laws and regulations of any public body or authority, including, but not limited to, ERISA and the Code and all applicable requirements of (A) the Age Discrimination in Employment Act of 1967, as amended, and regulations thereunder, (B) Title VII of the Civil Rights Act of 1964, as amended, and regulations thereunder, and (C) the Americans with Disabilities Act of 1990, as amended, and regulations thereunder.

                           (10)     The funds  available under each Benefit Plan
which is intended to be a funded plan equal or exceed the amounts required to be paid, or which would be required to be paid, if such Benefit Plan were terminated, on account of rights vested or accrued as of the Closing Date.

                           (11)     No Benefit Plan is intended to qualify under
Section 401(a) of the Code. Any Benefit Plan intended to comply with Section 408(k) of the Code meets in all material respects all requirements of Section 408(k) of the Code and the regulations thereunder, and has been administered in accordance with its terms and the applicable provisions of ERISA and the Code and the regulations thereunder.

                           (12)     With respect to each Benefit Plan, except as
set forth on Schedule "12(b)(iv)," there have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to such Benefit Plan; all reports and information relating to each such Benefit Plan required to be filed with any governmental entity have been accurately and timely filed; all reports and information relating to each such Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; there is no trust related to any Benefit Plan which is a voluntary employee beneficiary association pursuant to Section 501(c)(9) of the Code; there exist no restrictions on ESI's right to terminate or decrease prospectively the level of benefits under any Benefit Plan after the Closing Date without liability; to the best of Company's and Seller's knowledge, no event has occurred or circumstance exists that could result in a material increase in premium costs of any Benefit Plan that is insured or a material increase in benefit costs of any Benefit Plan that is self-insured; to the best of Company's and Seller's knowledge, no officer, employee or director of the Company or other fiduciary of any Benefit Plan has committed a material breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA with respect to such Benefit Plan.

                           (13)     There has been made  available to ESI,  with
respect to each Benefit Plan the following: a copy of the annual report (if required under ERISA) with respect to each such Benefit Plan for the last three years (including all schedules and attachments); a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Benefit Plan; all material employee communications relating to such Benefit Plan (including COBRA notices); a true and complete copy of such Benefit Plan; all trust agreements, insurance contracts, accounts or other documents which establish the funding vehicle for any Benefit Plan and the latest financial statements thereof; any investment management agreements, administrative services contracts, or other agreements and documents relating to the ongoing administration and investment of any Benefit Plan.

                           (14)     With  respect to each such  Benefit Plan for
which an annual report has been filed, no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

                           (15)     There are no  actions,  suits,  proceedings,
investigations or hearings pending with respect to any Benefit Plan, or to Seller's or the Company's knowledge any claims (other than claims for benefits arising in the ordinary course of an Benefit Plan) threatened against or with respect to any Benefit Plan or any fiduciary or assets thereof, and there are no facts known to Seller or the Company which could reasonably give rise to any such actions, suits, proceedings, investigations, hearings or claims.

                  (iii)    Multiemployer Plans.

                           (1)      Except as disclosed on Schedule "5(u)(iii)":

                                    (A)      The  Company  is not a party to, or
otherwise contributes to, any pension plan or welfare benefit plan that is a "Multiemployer Plan" within the meaning of Section 4001(a)(3) of ERISA;

                                    (B)      Neither  the  Company nor any ERISA
Affiliate has incurred a withdrawal (either complete or partial) (as defined in Section 4203 or 4205 of ERISA) from any Multiemployer Plan;

                                    (C)      Neither  the  Company nor any ERISA
Affiliate is delinquent in making any contributions required to be paid to any Multiemployer Plan; and

                                    (D)      There is no pending dispute between
the Company or any ERISA Affiliate and any Multiemployer Plan concerning payment of contributions or payment of withdrawal liability payments.

                           (2)      For each  Multiemployer Plan (including each
welfare benefit plan which, pursuant to its trust agreement, contract, or otherwise, imposes any post-withdrawal liability or contribution obligations upon employers withdrawing from such plan) to which the Company has an obligation to contribute with respect to the Company's assets, the Company has requested, or will so request, one of the following which will be provided to Buyer promptly upon receipt:

                                    (A)      a letter from the  Administrator of
the Multiemployer Plan setting forth the estimated withdrawal liability which would be imposed by the Plan if the Company were to withdraw from the Plan in a complete withdrawal, as of the most recently-available information, and the factors used to determine such estimate; or

                                    (B)      a letter from the  Administrator of
the Multiemployer Plan, or the most recently-available Form 5500 and/or actuarial report of the Multiemployer Plan, which in either case sets forth the actuarial assumptions used in determining the present value of unfunded vested benefits, and which shows that the Plan had no unfunded vested benefits as of the date of such report or form; or

                                    (C)      a letter from the  Administrator of
the Multiemployer Plan and/or the most recently-available actuarial report of the Plan, which sets forth the allocation method used by the Plan under Section 4211 of ERISA, the present value of unfunded vested benefits of the Plan for withdrawal liability purposes as of each plan year relevant under such allocation method, and the total employer contributions (net of withdrawn employers) for each such relevant plan year, and (from the Administrator or from the Company) a listing by relevant year of the total contributions to the Plan which the Company and all its ERISA Affiliates were obligated to make for such plan year.

         (v) Capital Stock. Except for certain options running to Seller in existence on the Closing Date but thereafter waived and no longer in effect on the date hereof, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which the Company is or may become obligated to issue, assign or transfer any shares of the capital stock of the Company. The Company has no stock issued and outstanding other than the Purchased Stock. All shares of capital stock of the Company outstanding were issued in compliance in all material respects with all federal and state securities or "blue sky" laws. There are no preemptive or similar rights with respect to the Company's capital stock. The Company is not a party to any voting trust agreements or other contracts, agreements or arrangements restricting voting rights or transferability with respect to any shares of the capital stock of the Company.

         (w) Disclosure. No representation or warranty by Seller or the Company contained in this Agreement, nor any statement or certificate furnished or to be furnished by the Company to ESI or its representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained, in light of the circumstances under which made, not misleading as of the date made.

When a representation or warranty is given to "the best of Seller's or the Company's knowledge," it means all information that is known by them, or their counsel, if an individual, and by any one or more of its officers, directors or counsel, if an entity.

6. Representations and Warranties by ESI. ESI represents and warrants to Seller, as of the date hereof with respect to all representations and warranties dealing with the execution of this Agreement and any other documents executed in connection herewith, and as of the Closing, with respect to all other representations and warranties, as follows:

         (a) Organization. ESI is a corporation duly organized, validly existing and in good standing under the laws of Arizona and has full corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. ESI has not failed to qualify to do business or to become licensed as a leasing company in any state where the failure to do so would have a material adverse effect on it or its operations.

         (b) Authorization and Approval of Agreement. All proceedings or corporate action required to be taken by ESI relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been taken at or prior to the Closing.

         (c) Execution, Delivery and Performance of Agreement. Neither the execution, delivery nor performance of this Agreement by ESI will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of ESI's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which ESI is a party or by which it may be bound or affected. ESI has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by ESI to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto, have been properly taken and this Agreement constitutes a valid and binding obligation of ESI, enforceable against it in accordance with its terms.

         (d) Litigation. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of ESI threatened, against or relating to ESI in connection with or relating to the transactions contemplated by this Agreement, and ESI does not know or have any reason to be aware of any basis for the same.

         (e)      No  Consents  or  Approvals.   The  execution,   delivery  and
performance by ESI of this Agreement and the consummation by it of the transactions contemplated hereby will not require any consent or approval of, or filing or notice to, any federal, state or local governmental or regulatory authority except for filings under the Hart-Scott Rodino Act and any consent, approval, filing or notice that would not, if not given or made, individually or in the aggregate, have a material or adverse effect on ESI's business, financial condition or results of operations.

         (f) Common Stock. ESI has taken all actions necessary to authorize and approve the issuance of the ESI Stock issuable in connection with the payment of the Purchase Price and, when issued, such stock will be validly issued, fully paid and non-assessable. There are and shall at the time of issuance be no statutory or contractual preemptive rights or rights of first refusal with respect to the issuance of such ESI stock.

         (g) Commission Filings. ESI has filed and made available to each Selling Stockholder and the Company all forms, reports and documents required to be filed by ESI with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the two year period ending on the Closing Date (collectively, the "SEC Reports"). The SEC Reports (i) at the time filed, complied in all material respect with the applicable requirements of the Exchange Act and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statement in such SEC Reports, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of ESI included the SEC Reports complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and were, when filed, in accordance with the books and records of ESI, complete and accurate in all material respects, and presented fairly the consolidated financial position and the consolidated results of operations, changes in the stockholders' equity and cash flows of ESI and its subsidiaries as of the dates and of the periods indicated, in accordance with generally accepted accounting principles, consistently applied, subject in the case of interim financial statements to normal year-end adjustments and the absence of certain footnote information.

         (h) No Material Adverse Changes. Since the date of the most recent SEC Report, no event has occurred which has had a material adverse effect on ESI and no action, suit, claim or proceeding has been filed, or threatened in writing, which if adversely determined, would result in a material adverse effect on ESI's business, results of operations or financial condition.

         (i) Disclosure. Neither this Agreement nor any other document, certificate or statement furnished or to be furnished by or on behalf of ESI to Seller or the Company in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to make the factual statements contained herein or therein, in light of the circumstances under which made, not misleading.

         (j) The Company's Business. Subject to the ultimate control and responsibility of the Board of Directors of the Company and of ESI as the sole stockholder of the Company, ESI will permit the Company to conduct its business in substantially the manner conducted prior to Closing and under the guidance of Colby, subject to the terms of his Employment Agreement. ESI will cooperate with Colby in maintaining and increasing the Company's profitability, but this agreement by ESI shall not be construed as a commitment by ESI to invest in or make available to the Company any particular amount of additional capital, or to incur or allow any particular expense or obligation by or on behalf of the Company.

         (k) Working Capital. ESI will not, except for a valid business purpose, attempt to limit the Company's access to working capital funds. Further, ESI, in its sole discretion, may make available to the Company working capital funds in such amounts as are reasonably required by the Company at the prime rate of interest.

         (l) Listing and Exchange Act Compliance. ESI will use its reasonable efforts to (i) remain listed on a national securities exchange or NASDAQ, and (ii) file all reports, statements and other documents required to be filed under the Exchange Act in a timely manner , so as to avoid any prohibition on Seller's ability to sell the ESI Stock pursuant to Rule 144. If ESI is not listed on a national securities exchange or NASDAQ on or after the date that the Purchase Price is due, it shall pay the Purchase Price in cash instead of with ESI stock.

         (m)      Merger.  ESI will not merge with or into another entity unless
(i) ESI is the surviving entity, or (ii) ESI is not the surviving entity, but the surviving entity (A) obligates itself to pay the Purchase Price in cash (provided, however, that the surviving entity still may pay the Purchase Price in its stock if both it and Seller agree to such payment), and (B) assumes all of the other obligations of ESI hereunder.

         (n) ESI's Business. ESI, except in the exercise of its reasonable business judgment, will not cease to conduct ESI's business as now being conducted by it.

         (o) Continuing Corporate Status. ESI will, at the time the ESI Stock is issuable, be a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to consummate the transactions contemplated hereby.

When a representation or warranty is given to "the best of ESI's knowledge," it includes all information that is known or that reasonably should be known by any one or more of its officers, directors or in-house counsel, if any.

7. Employment of General Manager. Colby and ESI each shall use his or its best efforts to assist the Company in hiring a general manager to manage the day-to-day operations of the Company, thereby enabling Colby, as president of the Company, to focus on generating additional leasing sales (both traditional sales from the Company's business and sales traditional to ESI's business) to enhance the Company's profitability. Notwithstanding the hiring of a general manager, Colby will retain ultimate responsibility over the operations and profitability of the Company, subject to the supervision and control of ESI's Board of Directors and the terms of the Employment Agreement.

8. Audited Financial Statements. To the extent not completed prior to the date of this Agreement, Seller shall use its best efforts to cooperate with ESI and the Company to complete the audit and delivery of the following financial statements:

         (a) The Company's audited balance sheets as of December 31, 1994 and 1995, and audited income statements, statements of cash flows, and related notes, prepared in accordance with GAAP and SEC Regulation S-X for the related one year periods ended on December 31, 1993, 1994 and 1995, accompanied by a clean and unqualified report of the Company's auditor thereon; and

         (b) The Company's unaudited balance sheets and unaudited income statements, statements of cash flows, and related notes, prepared in accordance with GAAP and SEC Regulation S-X for any such periods that might be required to keep the statements current under Regulation S-X.

Seller shall make available to ESI's auditors, Arthur Andersen, LLP, all materials, notes, work papers, etc., necessary for the preparation of any financial statements. All costs associated with the fulfillment of the foregoing shall be borne by ESI and shall not affect the Purchase Price. ESI also shall bear the cost of any future audits of the Company required in connection with ESI's public company reporting.

9.       Indemnification.

         (a) Indemnification by Seller and the Company. Except for the matters covered by Section "9(b)," Seller and the Company, jointly and severally, hereby indemnify and agree to hold ESI and its affiliates and their respective stockholders, officers, directors, employees and agents (all of which are included in any reference to ESI in this Section) harmless from, against and in respect of (and shall on demand reimburse ESI for):

                  (i) any and all losses, liabilities or damages suffered or incurred by ESI by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by the Company contained herein or in any certificate, document or instrument delivered to ESI hereunder;

                  (ii) any and all losses, damages, debts, liabilities or obligations of the Company or its respective affiliates, direct or indirect, fixed, contingent or otherwise, which exist at or as of the Closing Date hereunder or which arise after the Closing but which are based upon or arise from any act, omission, transaction, circumstance, providing of goods or services, state of facts or other condition which occurred or existed on or before the Closing Date, whether or not then known, due or payable, except to the extent reflected or reserved against on the Financial Statements, and including, but not limited to, any loss, damage, debt, liability or obligation arising from outstanding, uncashed checks of the Company not reserved for on the Financial Statements;

                  (iii) any and all losses, liabilities or damages suffered or incurred by ESI by reason of or in connection with any claim for a finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of the Company with respect to this Agreement or any of the transactions contemplated hereby; and

                  (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and reasonable expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating any claim which in fact gives rise to a right of indemnification hereunder or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         (b) Indemnification by Selling Stockholders. Each Selling Stockholder shall,severally and not jointly, indemnify, defend and hold ESI and its affiliates and their respective stockholders, officers, directors, employees and agents (all of which are included in any reference to ESI in this Section) harmless, from, against and in respect of (and shall on demand reimburse ESI for) any and all losses, liabilities or damages suffered or incurred by ESI:

                  (i) by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by such Selling Stockholder contained in Section 4 or in any certificate, document or instrument delivered to ESI hereunder by or on behalf of such Selling Stockholder;

                  (ii) any and all losses, liabilities or damages suffered or incurred by ESI by reason of or in connection with any claim for a finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of such Selling Stockholder with respect to this Agreement or any of the transactions contemplated hereby; and

                  (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and reasonable expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating any claim which in fact gives rise to a right of indemnification hereunder or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         (c) Indemnification by ESI. ESI hereby agrees to indemnify and hold Seller harmless from, against and in respect of (and shall on demand reimburse Seller for):

                  (i) Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by ESI contained herein or in any certificate, document or instrument delivered to Seller hereunder;

                  (ii) Any and all claims asserted directly against Seller by reason of any and all losses, damages, debts, liabilities or obligations of the Company, direct or indirect, fixed, contingent or otherwise, except for those based upon or arising from any circumstance giving rise to a right of indemnification under Sections 9(a) or 9(b) (regardless of whether timely asserted);

                  (iii) Any and all losses, liabilities or damages suffered or incurred by Seller by reason of or in connection with any claim for a finder's fee or brokerage or other commission arising by reason of services alleged to have been rendered to ESI with respect to this Agreement or any transactions contemplated hereby; and

                  (iv) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and reasonable expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         (d) Limitations and Offset. Subject to the following sentence, (i) the total amount of all claims for indemnification by ESI, on the one hand, or Seller, the Company and the Shareholders, in the aggregate, on the other hand, shall not exceed an amount equal to the Purchase Price, and (ii) all indemnification claims by ESI against Seller, the Company and/or the Selling Stockholders shall be paid only in the form of an offset against the Purchase Price (with any such offset allocated against the portion of the Purchase Price owing to each Selling Stockholder on the basis of his former percentage ownership interest in the Company). Notwithstanding the previous sentence, if any party incurs damages as a result of fraud, the damaged party may pursue the party that committed the fraud directly for such claims, without regard to the Purchase Price cap or offset requirement set forth in the previous sentence. The parties acknowledge that a violation of a representation or warranty, absent the traditional elements for a claim of fraud under applicable state law, shall not constitute fraud hereunder.

         (e) Notice and Defense. If at any time a party entitled to indemnification hereunder (the "Indemnitee") shall receive notice of any asserted losses, liabilities or damages claimed to give rise to indemnification hereunder, the Indemnitee shall promptly give notice thereof (a "Claims Notice") to the party obligated to provide indemnification (the "Indemnitor") therefor. The Claims Notice shall set forth a brief description of the facts and circumstances giving rise to such claim for indemnification, and, if known, the amount of the losses, liabilities or damages that have been or may be suffered by the Indemnitee. Thereafter, the Indemnitor shall have at its election, the right to settle or defend any such matter at the Indemnitor's sole cost and expense through counsel chosen by the Indemnitor and approved by the Indemnitee (which approval shall not unreasonably be withheld); provided, however, that any such settlement or defense shall be conducted in a manner which is reasonable and not contrary to the Indemnitee's interests and the Indemnitee shall in all events have a right to reasonably veto any non-monetary settlement or any defense which would jeopardize in any material respect any assets or business of the Indemnitee or any of its affiliates or increase the potential liability of, or create a new liability for, the Indemnitee or any of its affiliates and provided further that the Indemnitor shall in all events indemnify the Indemnitee and its affiliates against any damage resulting from the manner in which such matter is settled or defended including any failure to pay any such claim which such litigation is pending. If the Indemnitee unreasonably vetoes any settlement or defense, the Indemnitee shall be deemed to have waived any right against the Indemnitor with respect to such matter. In the event that the Indemnitor does so undertake to settle and defend a claim, the Indemnitor shall notify the Indemnitee of its intention to do so. Even if the Indemnitor undertakes to settle or defend a claim, the Indemnitee shall have the right to settle any matter for which a claim for indemnification has been made hereunder upon notice to the Indemnitor and by waiving any right against Indemnitor with respect to such matter. Each party agrees in all cases to cooperate with the defending party and its counsel in the settlement of or defending of any such liabilities or claims. In addition, the non-defending party shall at all times be entitled to monitor such defense through the appointment, at its own cost and expense, of advisory counsel of its own choosing.

10. Nature and Survival of Representations and Warranties; Relationship to Indemnification. Except as set forth in the following sentence, all statements, representations, warranties, indemnities and covenants made by each of the parties hereto shall survive the Closing and shall not expire until June 30, 1998. Notwithstanding the previous sentence, the following representations shall survive the Closing for the following periods of time: (i) any representations and warranties relating to tax matters or for fraud shall survive until the expiration of the applicable statute of limitations for the tax matter or fraud in question, (ii) any representations and warranties relating to the Plan or Benefit Plan (including without limitation those contained in Sections 5(u) hereof) shall survive until June 22, 1999, and (iii) any representations and warranties, which by their express terms require performance of an action after June 30, 1998, shall survive until sixty (60) days after the later of (1) the date upon which the performance of the action is required and fails to occur, or (2) the date upon which any notice and/or cure period expires with respect to the failed performance. The foregoing limitations do not apply to, and do not limit, the post-closing covenants and obligations of the parties expressly set forth in Sections 2, 3, 12 and 13(e) hereof. Claims for violations of representations and warranties shall be subject to the same limitations and mechanics as claims for indemnification, all as set forth in Sections 9(d) and (e). Any party may make a claim for indemnification by sending written notice to the other party or parties hereto on or before midnight on the last date of the time period for survival of the representation and warranty in question. The termination of the rights of an indemnified party to receive indemnification as provided in the Agreement shall not affect any person's right to prosecute to conclusion any claim made by that person prior to the time that the relevant right of indemnity terminates.

11.      Notices.

         All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered or sent to the parties at the address set forth below, or at such other address that they designate by notice to all other parties in accordance with this Section 11. Any party delivering notice to Seller shall deliver it to:

                  c/o Jeffery A. Colby
                  TEAM Services
                  1023 North Hollywood Way
                  Suite 200
                  Burbank, California  91505-3127
                  Fax No. (818) 558-3263

                  with a copy to:

                  Sachnoff & Weaver, Ltd.
                  30 South Wacker Drive
                  Chicago, Illinois  60606
                  Attn: Stewart Dolin
                  Fax No. (312) 207-6400

Any party delivering notice to ESI shall deliver it to:

                  Marvin D. Brody
                  Chairman of the Board
                  EMPLOYEE SOLUTIONS, INC.
                  2929 E. Camelback Road, Suite 220
                  Phoenix, Arizona  85016
                  Fax No. (602) 955-1235
                  with a copy to:

                  Robert S. Bornhoft, Esq.
                  QUARLES & BRADY
                  One E. Camelback, Suite 400
                  Phoenix, Arizona  85012
                  Fax No. (602) 230-5598

         All notices and  communications  shall be deemed to have been received:
(1) in the case of personal delivery, on the date of such delivery; (2) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (4) below; (3) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (4) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the date of delivery, as evidenced by the certified or registered mail receipt.

12.      Registration Rights

         (a) Piggy-Back Registration Rights. During the one (1) year period beginning on the date of delivery to Seller of the ESI Stock in payment of the Purchase Price, ESI shall advise each Selling Stockholder with respect to whom there are no continuing uncured breaches, uncured defaults or unfulfilled obligations under Sections 3(b) and 4 hereof for which such Selling Stockholder has been given notice and at least ten (10) days to cure or perform, if the breach is curable (each Selling Stockholder meeting these criteria is an "Eligible Stockholder"), by written notice at least two (2) weeks prior to the filing of any new registration statement under the 1933 Act covering any securities of ESI, for its own account or for the account of others, except for any registration statement filed on Form S-4 or S-8 or successor form, and will, during such period of time, upon the written request of such Eligible Stockholders include in any such new registration statement, such information as may be required to permit a public offering of the ESI Stock. ESI shall supply prospectuses and such other documents as such Eligible Stockholders may reasonably request in order to facilitate the public sale or other disposition of the ESI Stock, use its reasonable efforts to register and qualify any of the ESI Stock for sale in all states as such Eligible Stockholders may reasonably designate (provided that the maximum number of states in any offering shall be five (5) if ESI's common stock ceases to be listed on any nationally recognized exchange, including without limitation, The Nasdaq National Market) and do any and all other reasonable acts and things which may be necessary to enable such Eligible Stockholders to consummate the public sale or other disposition of the ESI Stock; provided, however, that such Eligible Stockholders shall furnish information and indemnification as set forth in Section 12(c) below.

         (b) Demand Registration Rights. In the event that (i) ESI does not file any new registration statement referred to in Section 12(a) above (other than any registration statement filed on Form S-4 or S-8) during the period described therein, or, ESI does file a registration statement, but all of the ESI Stock owned by the Eligible Stockholders is not eligible for sale thereunder, and (ii) any Eligible Stockholders are then unable to dispose of all of the ESI Stock under SEC Rule 144, for a period of one (1) year, commencing on the first anniversary date of the delivery to Seller of the ESI Stock in payment of the Purchase Price, ESI agrees that, upon written demand by a majority (based upon their former percentage ownership interests in the Company's stock) of the Eligible Stockholders, ESI will use all reasonable efforts on a one-time basis only (except as provided in Section 12(e) below) to prepare and file a registration statement under the 1933 Act covering the ESI Stock, to cause such registration statement to become effective as expeditiously as possible, and to register and qualify the ESI Stock for sale in all states as the Eligible Stockholders may reasonably designate (provided that the maximum number of states in any offering shall be five (5) if ESI's common stock ceases to be listed on any nationally recognized exchange, including without limitation, The Nasdaq National Market), and do any and all other reasonable acts and things which may be necessary to enable all Eligible Stockholders to consummate the public sale or other disposition of the ESI Stock, all at no expense to all Eligible Stockholders (except as otherwise provided herein and specifically except for any underwriting broker or other selling discounts and commissions, which shall be paid by all Eligible Stockholders); provided, however, that all Eligible Stockholders shall furnish information and indemnification as set forth in Section 12(c) below, and provided further that ESI shall not be required to maintain the effectiveness of the registration statement covering the ESI Stock for more than sixty (60) days (six (6) months if not done pursuant to an underwritten offering) following its becoming effective.

         (c) Additional Agreements of Eligible Stockholders. In consideration of the piggyback registration rights and demand registration rights provided by the provisions of Sections 12(a) and (b) above, respectively, the Eligible Stockholders agree as follows: (i) Whenever pursuant to either
Section 12(a) or (b) above a registration statement and/or preliminary or final prospectus relating to the ESI Stock is filed under the 1933 Act, amended or supplemented, each of the Eligible Stockholders participating in such offering will on a several basis solely with respect to himself indemnify and hold harmless ESI, each of its directors, officers, agents, representatives (including legal counsel, accountants and underwriters), and each person, if any, who controls ESI (within the meaning of said Act) against any and all actions, losses, claims, damages or liabilities, to which ESI or any such director, officer or controlling person may become subject, under said Act or otherwise, insofar as such losses, claims, damages or liabilities, or actions with respect thereto, arise out of or are based upon (1) any untrue or alleged untrue statement of any material fact contained in said registration statement, said preliminary prospectus, said final prospectus, or said amendment or supplement, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such action, loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus, said final prospectus or said amendment or supplement in reliance upon and in conformity with information furnished in writing, by or on behalf of such Eligible Stockholder expressly for use in the preparation thereof, or (2) such Eligible Stockholder's failure to comply with any applicable prospectus delivery requirements after ESI has furnished such Eligible Stockholder with a sufficient number of copies of the same; and will reimburse ESI or any such director, officer, agent, representative or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

         (d) Effect of Underwriter Participation. If the registration of which ESI gives notice pursuant to Section 12(a) is for a public offering involving an underwriting, ESI agrees to so advise each Selling Stockholder as a part of its written notice. In such event the right of an Eligible Stockholder to registration pursuant to Section 12(a) shall be conditioned upon such Eligible Stockholder's participation in such underwriting and the inclusion of such Eligible Stockholder's ESI Stock in the underwriting to the extent provided herein. Such Eligible Stockholder, if proposing to distribute its ESI Stock through such underwriting, agrees to enter into (together with ESI and the other holders distributing their securities through such underwriting) an underwriting agreement (in customary form) with the underwriter or underwriters selected for such underwriting by ESI.

         (e) Reduction in Offering. Notwithstanding any other provision of this Section 12, if the managing underwriter of any underwritten distribution advises ESI and the participating Eligible Stockholders that in its good faith judgment the number of shares of ESI common stock and other securities requested to be registered exceeds the number of shares of ESI common stock and other securities which can be sold in such offering, then (i) the number of shares of ESI common stock and other securities so requested to be included in the offering shall be reduced to the number of shares which in the good faith judgment of the managing underwriter can be sold in such offering (except for shares to be issued by ESI, which shall be given priority over the shares of ESI Stock owned by such Eligible Stockholder in all cases other than a registration initiated as the result of a demand pursuant to Section 12(b)), and (ii) such reduced number of shares shall be allocated among the participating Eligible Stockholder and the other holders of securities in proportion, as nearly as practicable, to the respective number of shares of ESI common stock and other securities which are excluded from the underwriting by reason of the underwriter's marketing limitation and all other securities not originally requested to be so included shall not be included in such registration and shall be withheld from the market by such Eligible Stockholder and the other holders thereof for a period, not to exceed one hundred eighty (180) days, which the managing underwriter reasonably determines is necessary to effect the underwritten public offering. If such reduction occurs in respect of any registration referenced in Section 12(a), the Eligible Stockholders shall be entitled to additional rights to piggyback registration until the expiration of the time period set forth in Section 12(a), and thereafter to demand rights pursuant to Section 12(b). If such reduction occurs in respect of any registration initiated as the result of a demand pursuant to Section 12(b), the Eligible Stockholders shall be entitled to additional rights to demand registration until no such reduction occurs; provided, however, that such additional registration rights may not be exercised to the extent that the Eligible Stockholders may then be eligible to sell their ESI Stock without registration under the 1933 Act by virtue of Rule 144 thereunder.

         (f) Responsibility for Fees. With respect to each inclusion of shares of ESI Stock in a registration statement pursuant to Section 12(a) or 12(b) hereof, ESI agrees to bear all fees, costs and expenses of and incidental to such registration and the public offering in connection therewith; provided that each Eligible Stockholder shall bear his own attorneys' fees and a pro rata share of the underwriting, broker or other selling discounts and commissions.

         (g) Indemnification. In connection with any registration of an Eligible Stockholder's shares of ESI Stock, ESI agrees to indemnify, to the extent permitted by law, each such Eligible Stockholder against all losses, claims, damages, liabilities and expenses (including, without limitation, attorneys' fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to ESI by such Eligible Stockholder expressly for use therein or by such Eligible Stockholder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after ESI has furnished such Eligible Stockholder with a sufficient number of copies of the same or any violation or alleged violation by the ESI of any applicable law, rule or regulation in connection with such registration or sale.

13.      Miscellaneous.

         (a) This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by ESI, the Company and a simple majority (based upon the former percentage ownership interests of the Selling Stockholders in the Company's stock) of the Selling Stockholders.

         (b) No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         (c) ESI may assign its right to acquire ownership of the Purchased Stock to a nominee that is an affiliate of ESI, provided that ESI shall remain obligated for all representations, warranties, indemnifications, covenants and performances given by or required of ESI hereunder. All of the Selling Stockholders other than Colby may assign to Colby up to 20% of their rights to receive payments of Purchase Price hereunder. Aside from the preceding two sentences, no party may assign or transfer any of its rights under this Agreement without the consent of the other parties hereto, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and assigns, and each individual party hereto and his heirs, personal representatives, successors and assigns.

         (d) The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

         (e) Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

         (f) Seller will pay all sales, transfer and documentary taxes, if any, payable in connection with the sale, conveyances, assignments, transfers and deliveries to be made to ESI hereunder.

         (g) This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

         (h) This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of Arizona applicable to contracts made and to be performed therein, without regard to principles relating to conflicts of laws.

         (i) Except for the audit procedure set forth above for Purchase Price disputes, any controversy or claim arising out of or relating to this agreement or the breach or validity thereof shall be settled exclusively by arbitration in Phoenix, Arizona, by a panel of three arbitrators in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, and the parties consent to the exclusive jurisdiction of the Maricopa County, Arizona courts for this purpose.

         (j) Seller and the Company hereby consent to the exclusive jurisdiction of the State and Federal courts sitting in Maricopa County, Arizona in any action arising out of or connected in any way with this Agreement, and Seller and the Company further agree that the service of process or of any other papers upon them or any of them by registered mail at their respective addresses set forth herein shall be deemed good, proper and effective service upon them.

         (j) Each party agrees that neither it nor any of its affiliates will make any public statement regarding the transactions contemplated by this Agreement without first consulting the other parties hereto in order than such public statement shall be jointly worded and issued by the parties, except that ESI shall be entitled to make such disclosures as it reasonably concludes are required of it by law.

         (k) If any party (the "Defaulting Party") defaults in its obligations under this Agreement and, as a result thereof, the other party (the "Non-Defaulting Party") seeks to legally enforce its rights hereunder against the Defaulting Party, then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all reasonable costs and expenses (including reasonable attorneys' fees and arbitration costs) paid or incurred by the Non-Defaulting Party in connection with such enforcement. -33-

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE COMPANY:                                  GCK ENTERTAINMENT SERVICES I, INC.


                                              By: /s/ Jeffery Colby
                                                 -----------------------------
                                              Its: President
                                                 -----------------------------

                                              TALENT, ENTERTAINMENT AND MEDIA
                                               SERVICES, INC.


                                              By: /s/ Jeffery Colby
                                                 -----------------------------
                                              Its: President
                                                 -----------------------------

ESI:                                          EMPLOYEE SOLUTIONS, INC.


                                              By: Marvin D. Brody
                                                 -----------------------------
                                              Its: Chief Executive Officer
                                                 -----------------------------


SELLER:                                       /s/ Jeffery Colby
                                              --------------------------------
                                              JEFFERY COLBY


                                              /s/ Richard Gottlieb
                                              --------------------------------
                                              RICHARD GOTTLIEB


                                              /s/ Lawrence Berkowitz
                                              --------------------------------
                                              LAWRENCE BERKOWITZ


                                              /s/ Michael Konheim
                                              --------------------------------
                                              MICHAEL KONHEIM


                                              /s/ Bruce Konheim
                                              --------------------------------
                                              BRUCE KONHEIM


                                              /s/ Andrew Shaddock
                                              --------------------------------
                                              ANDREW SHADDOCK


                                              /s/ Thomas Fagan
                                              --------------------------------
                                              THOMAS FAGAN

                                  SCHEDULE LIST
                                  -------------


A                 List of Stockholders
4(d)              List of Brokers
5(a)              List of Jurisdictions (i) in which the  Company Does  Business and (ii) in which the Company is licensed as a leasing company
5(b)              List of Subsidiaries
5(c)              List of Transactions with Certain Persons
5(d)              Violation of Laws or Contracts
5(f)              List of Liabilities Not Disclosed on Balance Sheet
5(i)              Litigation
5(g)              Taxes
5(j)              Compliance with Laws
5(k)              Liens
5(l)              Contract and Asset Lists
5(m)              Non-owned Intellectual Property
5(n)              Guaranties
5(q)              Customer List
5(t)              Workers Compensation
5(u)(i)           Nonunion Employees
5(u)(ii)          ERISA and Employee Benefit Plans
5(u)(iii)         Multiemployer Plans


                                  EXHIBIT LIST
                                  ------------

3(b)              Colby Employment Agreement